Exhibit 99.1

Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Media Contact: Janet Vazquez

Phone: 212-825-3210

Unigene Reports Financial Results for Fourth Quarter

And Year-End 2008

BOONTON, N.J. – March 16, 2009 — Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for December 31, 2008.

Revenue for the three months ended December 31, 2008 was $4,854,000, compared to $3,033,000 for the three months ended December 31, 2007, and $19,229,000 for the year ended December 31, 2008, compared to $20,423,000 for the year ended December 31, 2007. The decrease in revenue for 2008 was primarily due to payments of $2,500,000 received in 2007 under a non-recurring supply agreement. Revenue for all periods primarily consists of Fortical sales and royalties, which were $16,578,000 for the year ended December 31, 2008, and $16,131,000 for the year ended December 31, 2007. Fortical royalties were $6,520,000 for the year ended December 31, 2008, compared to $5,572,000 for the year ended December 31, 2007. Fortical sales were $10,058,000 for the year ended December 31, 2008 compared to $10,559,000 for the year ended December 31, 2007.

Net loss for the three months ended December 31, 2008 was $2,337,000, or $.03 per share, compared to a net loss of $1,670,000, or $.02 per share, for the three months ended December 31, 2007.

Net loss for the year ended December 31, 2008 was $6,078,000, or $.07 per share, compared to a net loss of $3,448,000, or $.04 per share, for the year ended December 31, 2007.

Total operating expenses were $7,054,000 for the three months ended December 31, 2008, an increase of $1,801,000 from $5,253,000 for the three months ended December 31, 2007.

Total operating expenses were $24,179,000 for the year ended December 31, 2008, an increase of $660,000 from $23,519,000 for the year ended December 31, 2007. The increase was primarily attributable to increased research expenses, primarily related to our oral calcitonin and oral PTH programs.

Cash at December 31, 2008 was $8,583,000, an increase of approximately $4,906,000 from December 31, 2007. Accounts receivable at December 31, 2008 were $4,635,000 an increase of approximately $1,493,000 from December 31, 2007.

Following are some of the highlights that will be discussed during Tuesday’s earnings call:

•

According to IMS, in January 2009, Fortical® had a 59% share of U.S. nasal calcitonin prescriptions, similar to the percentage achieved prior to the early December launch of two products generic to Miacalcin, but not to Fortical. Although the impact of these products has been minimal through January, we cannot predict the effect on Fortical sales and royalties in the future. Fortical revenue increased 3% in 2008 and remains the most frequently prescribed nasal calcitonin product in the U.S.

•

Unigene successfully completed two clinical studies with its oral tablet formulation of calcitonin based on its Enteripep® technology. A Phase I/II study was completed in March 2008, in which 100% of the subjects achieved a robust decrease in an established biochemical marker that correlates with bone loss. A second study suggested that our oral calcitonin formulation could be administered at night, coinciding with the period of time when bone loss is at its highest level.

•

The Company has reached agreement with the FDA concerning the design of the oral calcitonin Phase III study and final preparations are in progress. We have incurred expenses in both 2008 and 2009 related to the Phase III trial and we are working to engage a partner to assume financial responsibility for the program.

•

Unigene reported that its improved Enteripep® PTH tablets were able to consistently deliver therapeutic blood levels of the drug with significantly reduced variability in a Phase I study involving twenty-four postmenopausal women. The resulting average blood levels exceeded those that have been shown in third party studies using injectable PTH to stimulate bone growth in osteoporotic women. No serious or unexpected adverse events were reported.

•

In January 2009, Unigene reported positive results on its novel peptide for reducing food consumption. UGL269, an analog of a natural peptide hormone, was tested against two other peptides in a placebo-controlled crossover study and demonstrated significant reductions in food intake and body weight when orally administered to dogs. The ability of UGL269 to reduce food intake was superior to that of an analog of PYY, a peptide that has been investigated by pharmaceutical and drug delivery companies for food reduction.

•

In April 2008, Unigene and its partner expanded the scope of their Chinese joint venture and broke ground for a global biotechnology park. The joint venture, named Unigene Biotechnology Co., Ltd. will initially focus on producing and distributing calcitonin and non-oral PTH products for the Chinese market as well as global peptide manufacturing. The joint venture will also perform research, development, formulation and manufacturing. In May 2008, a subsidiary of our joint venture partner purchased $2 million of Unigene common stock.

•

Novartis’ development partner has completed recruiting for two ongoing Phase III studies for osteoporosis and osteoarthritis involving 6,500 patients with an oral formulation using calcitonin made by Unigene’s manufacturing process. A third Phase III study was initiated by this partner for knee osteoarthritis.

•

The FDA approved two improvements for the manufacture of calcitonin, the active ingredient in Fortical. The combination of these improvements is expected to eventually triple batch yields. The improvements have recently been incorporated in the manufacturing of Fortical and will improve our cost of goods.

•

In September, Unigene completed a financing agreement for $20 million in non-convertible notes with its largest institutional stockholder. Unigene drew down $15 million and $5 million remains available for future draw downs. The Company will probably need additional sources of cash to meet its requirements in the future.

Unigene will host a conference call tomorrow morning, Tuesday, March 17th at 9:00 AM EDT, to discuss its 2008 year-end financial results and to provide a Company update. The Company invites all those interested in hearing management’s discussion to join the call by dialing 877-407-0782 for participants in the United States and 201-689-8567 for international participants.

For more news and information on Unigene please visit www.IRGnews.com/coi/UGNE where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.

UNIGENE LABORATORIES, INC.

BALANCE SHEETS

DECEMBER 31, 2008 and 2007

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$8,583,226	$3,677,637
Accounts receivable	4,635,036	3,142,196
Inventory, net	3,180,019	3,327,289
Prepaid interest	525,000	—
Prepaid expenses and other current assets	1,994,077	908,168

Total current assets	18,917,358	11,055,290

Noncurrent inventory	1,649,690	627,020
Property, plant and equipment, net	4,023,434	3,217,608
Patents and other intangibles, net	2,064,182	1,810,987
Investment in joint venture	1,447,418	27,440
Deferred financing costs	385,787	—
Other assets	153,110	135,815

Total assets	$28,640,979	$16,874,160

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$708,134	$1,328,272
Accrued expenses	2,038,902	1,983,558
Current portion – deferred licensing fees	1,256,756	1,313,006
Current portion – capital lease obligations	—	40,078

Total current liabilities	4,003,792	4,664,914

Notes payable – Levys	15,737,517	15,737,517
Note payable – Victory Park –net of discount of $1,536,561	13,463,439	—
Accrued interest – principally to Levys	2,094,973	783,279
Accrued expenses, excluding current portion	370,544	—
Deferred licensing fees, excluding current portion	10,726,069	11,982,829
Capital lease obligations, excluding current portion	—	1,865
Deferred compensation	371,146	374,500
Due to joint venture partner, net of discount of $129,043	845,957	—

Total liabilities	47,613,437	33,544,904

Commitments and contingencies
Stockholders’ deficit:
Common Stock – par value $.01 per share, authorized 135,000,000 shares; issued and outstanding: 90,195,520 shares in 2008 and 87,753,715 shares in 2007.	901,955	877,537
Additional paid-in capital	109,457,677	105,705,387
Accumulated deficit	(129,332,090)	(123,253,668)

Total stockholders’ deficit	(18,972,458)	(16,670,744)

Total liabilities and stockholders’ deficit	$28,640,979	$16,874,160

UNIGENE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Revenue:

Product sales	$10,057,938	$12,758,640	$2,829,678
Royalties	6,519,942	5,572,349	2,450,531
Licensing revenue	1,256,760	1,173,429	756,759
Development fees and other revenues	1,394,793	918,411	21,964

	19,229,433	20,422,829	6,058,932

Operating expenses:
Cost of goods sold	5,621,732	7,222,534	1,752,680
Research, development and facility expenses	10,445,001	8,484,582	8,564,112
General and administrative	7,889,260	7,811,966	6,422,693
Inventory reserve	223,413	—	296,266

	24,179,406	23,519,082	17,035,751

Operating loss	(4,949,973)	(3,096,253)	(10,976,819)

Other income (expense):
Interest and other income	120,654	305,015	265,489
Interest expense	(2,102,354)	(1,377,929)	(1,598,265)
Loss from investment in joint venture	(138,513)	(3,105)	(3,340)
Gain on technology transfer to joint venture	66,176	—	—

Loss before income taxes	(7,004,010)	(4,172,272)	(12,312,935)
Income tax benefit – principally from sale of New Jersey tax benefits	925,588	723,932	528,799

Net loss	$(6,078,422)	$(3,448,340)	$(11,784,136)

Loss per share – basic and diluted:
Net loss per share	$(0.07)	$(0.04)	$(0.14)

Weighted average number of shares outstanding – basic and diluted	88,751,289	87,742,329	86,813,378

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 265-1100 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.